Exhibit 99.2

Idera Pharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel oligonucleotide therapeutics for oncology and rare diseases. We use two distinct proprietary drug discovery technology platforms to design and develop drug candidates: our Toll-like receptor, or TLR, targeting technology and our third-generation antisense, or 3GA, technology. We developed these platforms based on our scientific expertise and pioneering work with synthetic oligonucleotides as therapeutic agents. Using our TLR targeting technology, we design synthetic oligonucleotide-based drug candidates to modulate the activity of specific TLRs. Using our 3GA technology, we are developing drug candidates to turn off the messenger RNA, or mRNA, associated with disease causing genes. We believe that our 3GA technology may potentially reduce the immunotoxicity and increase the potency of earlier generation antisense and RNA interference, or RNAi, technologies.

Our business strategy focuses on the clinical development of drug candidates for oncology and rare diseases characterized by small, well-defined patient populations with serious unmet medical needs. We believe we can develop and commercialize these targeted therapies on our own.  To the extent we seek to develop drug candidates for broader disease indications, we plan to execute early-stage development through proof-of-concept clinical trials and explore potential collaborative alliances to support late-stage development and commercialization.

Our TLR-targeted clinical-stage drug candidates are IMO-2125 and IMO-8400.  IMO-2125 is an agonist of TLR9 and IMO-8400 is an antagonist of TLR7, TLR8 and TLR9.

RESEARCH AND DEVELOPMENT PROGRAMS

Drug Candidate(s)	Indication / Application	Development Status
Programs for the Modulation of Specific Toll-like Receptors

Immuno-Oncology

IMO-2125	Intra-tumoral injection in combination with checkpoint inhibitors for the treatment of metastatic melanoma (anti-PD1 refractory)

Phase 1/2 clinical trial—Anticipated completion of enrollment in Phase 2 portion of the trial in the second half of 2017.

Phase 1 monotherapy trial in multiple tumor types— Anticipated initiation in the first quarter of 2017.

Phase 2 trial in combination with checkpoint inhibitors in multiple tumor types— Anticipated initiation in the second half of 2017.

Rare Diseases

IMO-8400	Dermatomyositis	Phase 2 clinical trial—Anticipated completion of trial enrollment in the second half of 2017. Data anticipated to be available in early 2018.

Third-Generation Antisense (3GA)

Discovery Candidates	Inhibition of Gene Expression by Targeting RNA

Research / IND-enabling activities underway— Anticipated IND submission in 2017 for first compound.

Phase 1 clinical trial expected to initiate in the second half of 2017.

Collaboration with GSK for undisclosed renal targets entered into in 2015.

TLR Modulation Technology Platform

TLRs are key receptors of the immune system and play a role in innate and adaptive immunity. As a result, we believe TLRs are potential therapeutic targets for the treatment of a broad range of diseases. Using our chemistry-based platform, we have designed TLR agonists and antagonists to act by modulating the activity of targeted TLRs. A TLR agonist is a compound that stimulates an immune response through the targeted TLR. A TLR antagonist is a compound that inhibits an immune response by blocking the targeted TLR.

Our TLR agonist lead drug candidate IMO-2125 is an agonist of TLR9. Our TLR antagonist lead drug candidate is IMO-8400, which is an antagonist of TLR7, TLR8 and TLR9. We also have created compounds that are agonists of TLR3, TLR7, TLR8 and TLR9 as well as additional antagonist candidates.

We are evaluating IMO-2125 for the treatment by intra-tumoral injection of multiple oncology indications both in combination with checkpoint inhibitors and as monotherapy.  In addition, we are developing IMO-8400 for the treatment of a rare disease called dermatomyositis.

Intra-tumoral IMO-2125 Development Program in Immuno-Oncology

Recent advancements in cancer immunotherapy have included the approval and late-stage development of multiple checkpoint inhibitors, which are therapies that target mechanisms by which tumor cells evade detection by the immune system.  Despite these advancements, many patients fail to respond to these therapies.  For instance, approximately fifty percent of patients with melanoma fail to respond to therapy with approved checkpoint inhibitors. Current published data suggests that the lack of response to checkpoint inhibition is related to a non-immunogenic tumor micro environment.  Because TLR9 agonists stimulate the immune system, we believe that there is a scientific rationale to evaluate the combination of intra-tumoral injection of our TLR9 agonists with checkpoint inhibitors. Specifically, we believe that intra-tumoral injection of our TLR9 agonists activates a local immune response in the injected tumor, which complements the effect of the systemically administered checkpoint inhibitors. In studies in preclinical cancer models conducted in our laboratories, intra-tumoral injection of TLR9 agonists has potentiated the anti-tumor activity of multiple checkpoint inhibitors in multiple tumor models.  These data have been presented at a number of scientific conferences from 2014 through 2016.  We believe that these data support evaluation of combination regimens including a TLR9 agonist and a checkpoint inhibitor for the treatment of cancer.

We are initially developing IMO-2125 for use in combination with checkpoint inhibitors for the treatment of anti-PD1 refractory metastatic melanoma.  We believe, based on internal commercial research that we conducted, that in the United States, by 2025, approximately 20,000 people will have metastatic melanoma and approximately 13,000 of those people will have metastatic melanoma that is anti-PD1 refractory.  We also believe that TLR9 agonists may be useful in other tumor types that are unaddressable with current immunotherapy due in part to low mutation load and low dendritic cell infiltration, which include non-small cell lung cancer, head and neck cancer, renal cell cancer and bladder cancer.  We believe, based on internal commercial research that we conducted, that in the United States, by 2025, approximately 160,000 people will have tumor types that are addressable with current immunotherapy and approximately 70,000 of those people will have tumor types that are anti-PD1 refractory.

In June 2015, we entered into a strategic research alliance with the University of Texas, MD Anderson Cancer Center, or MD Anderson, to commence clinical development of IMO-2125 in combination with checkpoint inhibitors.  In December 2015, we initiated a Phase 1/2 clinical trial to assess the safety and efficacy of IMO-2125, administered intra-tumorally, in combination with ipilimumab, a CTLA4 antibody marketed as Yervoy® by Bristol-Myers Squibb Company, in patients with metastatic melanoma (refractory to treatment with a PD1 inhibitor, also referred to as anti-PD1 refractory). We recently amended the trial protocol to enable an additional arm to study the combination of IMO-2125 with pembrolizumab, an anti-PD1 antibody marketed as Keytruda® by Merck & Co. in the same patient population.  In the Phase 1 portion of this clinical trial, escalating doses of IMO-2125 ranging from 4 mg through 32 mg in the ipilimumab arm and ranging from 8 mg through 32 mg in the pembrolizumab arm are being administered intra-tumorally into a selected tumor lesion, together with the standard dosing regimen of ipilimumab or pembrolizumab, administered intravenously. The primary objectives of the Phase 1 portion of the trial include characterizing the safety of the combinations and determining the recommended Phase 2 dose. A secondary objective of the Phase 1 portion of the trial is describing the anti-tumor activity of IMO-2125 when administered intra-tumorally in combination with ipilimumab or pembrolizumab. The primary objectives of the Phase 2 portion of the trial will be to characterize the safety of the combinations and determine the activity of the combinations utilizing immune-related response criteria. Additionally, a secondary objective of the Phase 2 portion of the trial is to assess treatment response using traditional RECIST criteria. Serial biopsies will be taken of selected injected and non-injected tumor lesions to assess immune changes and response assessments. We anticipate that the trial may enroll approximately 60 patients.

In September 2016, we disclosed early clinical results from the 4 mg and 8 mg dosing cohorts of the Phase 1 ipilimumab combination portion of the trial in which three of six evaluable patients demonstrated clinical responses (one complete response and two partial responses).  We also disclosed that the drug was well tolerated through the initial dosing of the 16 mg dosing cohort.  We are currently enrolling the 32 mg dosing cohort in the ipilimumab arm of the trial as well as the 8 mg dosing cohort in the pembrolizumab arm of the trial.  We will be presenting available translational, efficacy and safety data findings from the 4 mg, 8 mg and 16 mg dosing cohorts in the ipilimumab arm during an oral presentation at the Society for Immunotherapy of Cancer (SITC) Annual Meeting in November 2016.

We plan to transition to the Phase 2 portion of the clinical trial upon completion of both the ipilimumab and pembrolizumab dose finding arms.  In the Phase 2 portion of the trial, patients will be randomized to receive intra-tumoral IMO-2125 in combination with either ipilimumab or pembrolizumab at the recommended dose determined by the Phase 1 portion of the trial.  The Phase 2 portion of the trial will be conducted at multiple clinical sites.

We expect to have data from each of the cohorts in the ipilimumab arm of the Phase 1 portion of the trial by the end of 2016 and plan to then request an End-of-Phase 1 meeting with the U.S. Food and Drug Administration, or the FDA, to discuss the regulatory pathway for IMO-2125 in the anti-PD1 refractory metastatic melanoma population.

Additionally, we are planning to initiate a Phase 1 trial with IMO-2125 administered as a single agent intra-tumorally in multiple tumor types during the first quarter of 2017.  We are also planning to initiate a Phase 2 clinical trial with IMO-2125 administered intra-tumorally together with other checkpoint inhibitors in multiple tumor types in the second half of 2017.

IMO-8400 in Rare Diseases

We have initiated clinical development of IMO-8400 for the treatment of rare diseases. We have selected dermatomyositis as the first rare disease for which we are developing IMO-8400. We selected this indication for development based on the reported increase in TLR expression in this disease state, expression of cytokines indicative of key TLR-mediated pathways and the presence of auto-antibodies that can induce TLR-mediated immune responses.

We considered that multiple independent research studies across a broad range of autoimmune diseases, including both dermatomyositis and psoriasis, have demonstrated that the over-activation of TLRs plays a critical role in disease maintenance and progression. In autoimmune diseases, endogenous nucleic acids released from damaged or dying cells initiate signaling cascades through TLRs, leading to the induction of multiple pro-inflammatory cytokines. This inflammation causes further damage to the body’s own tissues and organs and the release of more self-nucleic acids, creating a self-sustaining autoinflammatory cycle that contributes to chronic inflammation in the affected tissue, promoting disease progression.

We believe that we demonstrated proof of concept for our approach of using TLRs to inhibit the over-activation of specific TLRs for the treatment of psoriasis and potentially other autoimmune diseases in a randomized, double-blind, placebo-controlled Phase 2 clinical trial of IMO-8400 that we conducted in patients with moderate to severe plaque psoriasis, a well-characterized autoimmune disease. In this trial, we evaluated IMO-8400 at four subcutaneous dose levels of 0.075 mg/kg, 0.15 mg/kg, 0.3 mg/kg, and 0.6 mg/kg, versus placebo, administered once weekly for 12 weeks in 46 patients. The trial met its primary objective as IMO-8400 was well tolerated at all dose levels with no treatment-related discontinuations, treatment-related serious adverse events or dose reductions. The trial also met its secondary objective of demonstrating clinical activity in psoriasis patients, as assessed by the Psoriasis Area Severity Index.

Dermatomyositis is a rare, debilitating, inflammatory muscle and skin disease associated with significant morbidity, decreased quality of life and an increased risk of premature death. While the cause of dermatomyositis is not well understood, the disease process involves immune system attacks against muscle and skin that lead to inflammation and tissue damage. Major symptoms can include progressive muscle weakness, severe skin rash, calcium deposits under the skin (calcinosis), difficulty swallowing (dysphagia) and interstitial lung disease. We believe, based on internal commercial research that we conducted, that dermatomyositis affects approximately 25,000 people in the United States, and is about twice as common in women as men, with a typical age of onset between 45 and 65 years in adults. Dermatomyositis represents one form of myositis, a spectrum of inflammatory muscle diseases that also includes juvenile dermatomyositis, polymyositis and inclusion body myositis.

In August 2014, we initiated a collaboration with The Myositis Association, or TMA, a leading U.S. patient advocacy organization focused on myositis, to advance the clinical development of IMO-8400 for the treatment of dermatomyositis. Under the collaboration, we and TMA agreed to develop educational programs for patients and healthcare providers on TLR antagonism and opportunities to participate in clinical research. In addition, we formed an advisory committee of leading independent experts in the treatment of dermatomyositis to advise us on the development of IMO-8400 in dermatomyositis.

In December 2015, we initiated a Phase 2, randomized, double-blind, placebo-controlled clinical trial designed to assess the safety, tolerability and treatment effect of IMO-8400 in adult patients with dermatomyositis.  Eligibility criteria include evidence of active skin and muscle involvement. Patients in the trial are randomized to one of three groups to receive once weekly subcutaneous injections of:  placebo, 0.6 mg/kg or 1.8 mg/kg of IMO-8400 for a period of 24 weeks.  The trial is expected to enroll approximately 36 patients and is being conducted at approximately 22 centers in the United States, the United Kingdom and Sweden. The primary efficacy endpoint is the change from baseline in the Cutaneous Dermatomyositis Disease Area and Severity Index (CDASI), a validated outcome measure of skin disease. Additional exploratory endpoints include muscle strength and function (which are among the International Myositis Assessment & Clinical Studies Group (IMACS) core set measures), patient-reported quality of life and biochemical markers of disease activity.  We expect to complete enrollment of this trial in the second half of 2017 with data available in early 2018.

Third-Generation Antisense (3GA)

Third-generation Antisense (3GA) Technology to Target mRNA

We are developing our 3GA technology to “turn off” the mRNA associated with disease causing genes. We have designed 3GA oligonucleotides to specifically address challenges associated with earlier generation antisense and RNAi technologies.

Our focus is on creating 3GA candidates targeted to specific genes to treat cancer and rare diseases. Our key considerations in identifying disease indications and gene targets in our 3GA program include: strong evidence that the disease is caused by a specific protein; clear criteria to identify a target patient population; biomarkers for early assessment of clinical proof of concept; a targeted therapeutic mechanism of action; unmet medical need to allow for a rapid development path to approval and commercial opportunity. Based on these criteria, we are developing 3GA compounds against multiple gene targets, including NLRP3 (NOD-like receptor family, pyrin domain containing protein 3) and DUX4 (Double Homeobox 4). Potential disease indications include, but are not limited to, interstitial cystitis, lupus nephritis, uveitis and facioscapulohumeral muscular dystrophy (FSHD).

We are currently conducting clinical, regulatory and commercial analysis activities of these compounds, including IND-enabling studies of a compound against NLRP3, and plan to submit an investigational new drug application, or IND, for one of these compounds in 2017 and initiate a Phase 1 human clinical proof-of-concept trial in the second half of 2017.  We plan to announce the first disease indication for which we plan to develop one of our 3GA compounds in January 2017.  During the first half of 2016, we generated 3GA compounds for a series of additional gene targets.  We expect that these will enable us to continue to expand our pipeline opportunities for both internal development as well as collaborations in areas outside of our focus.  We have recently presented several pre-clinical data updates at significant oligonucleotide medical and scientific conferences.

Collaboration with GlaxoSmithKline Intellectual Property Development Limited

In November 2015, we entered into a collaboration and license agreement with GlaxoSmithKline Intellectual Property Development Limited, or GSK, to license, research, develop and commercialize pharmaceutical compounds from our 3GA technology for the treatment of selected targets in renal disease, which we refer to as the GSK Agreement. The initial collaboration term is currently anticipated to last between two and four years. In connection with the GSK Agreement, GSK identified an initial target for us to attempt to identify a potential population of development candidates to address such target under a mutually agreed upon research plan, currently estimated to take 27 months to complete. From the population of identified development candidates, GSK may designate one development candidate in its sole discretion to move forward into clinical development. Once GSK designates a development candidate, GSK would be solely responsible for the development and commercialization activities for that designated development candidate.

At any time during the first two years of the GSK Agreement, GSK has the option to select up to two additional targets, for further research under mutually agreed upon research plans. GSK may then designate one development candidate for each additional target, at which time GSK would have sole responsibility to develop and commercialize each such designated development candidate.

Under the terms of the GSK Agreement, we received a $2.5 million upfront, non-refundable, non-creditable cash payment upon the execution of the GSK Agreement.  We are eligible to receive up to approximately $100.0 million in license, research, clinical development and commercialization milestone payments, including the $2.5 million upfront payment.  Approximately $9.0 million of these milestone payments are payable by GSK upon the identification of additional targets, the completion of current and future research plans and the designation of development candidates. Approximately $89.0 million is payable by GSK upon the achievement of clinical milestones and commercial milestones. In addition, we are eligible to receive royalty payments based on net sales of licensed products following commercialization at varying rates of up to five percent on annual net sales, as defined in the GSK Agreement.

Additional Programs

IMO-9200 for Autoimmune Disease.  We have developed a second novel synthetic oligonucleotide antagonist of TLR7, TLR8, and TLR9, IMO-9200, as a drug candidate for potential use in selected autoimmune disease indications. In 2015, we completed a Phase 1 clinical trial of IMO-9200 in healthy subjects as well as additional preclinical studies of IMO-9200 for autoimmune diseases.  In 2015, we determined not to proceed with the development of IMO-9200 because the large autoimmune disease indications for which IMO-9200 had been developed did not fit within the strategic focus of our company.  We continue to explore and pursue strategic alternatives for IMO-9200.

IMO-8400 for B-Cell Lymphomas.  In December 2013, we initiated a Phase 1/2 clinical trial of IMO-8400 in patients with Waldenström’s macroglobulinemia, and in March 2014, we initiated a Phase 1/2 clinical trial of IMO-8400 in diffuse large B-cell lymphoma, or DLBCL, harboring the MYD88 L265P oncogenic mutation.

In December 2015, we presented interim clinical data from the Phase 1/2 clinical trial of IMO-8400 in Waldenström’s macroglobulinemia, which showed signals of positive clinical activity as well as safety in the first three dosing cohorts of the trial.  For much of 2016, we continued dose escalation to a higher dose level to determine if stronger activity would be observed.

In September 2016, we announced that we had suspended the clinical development of IMO-8400 for B-cell lymphomas, including our ongoing trials in Waldenström’s macroglobulinemia and DLBCL, and will explore strategic alternatives for IMO-8400 in these indications.  This decision was based upon our prioritization of the clinical development plans for IMO-2125 and our assessment that the level of clinical activity seen in the Waldenström’s macroglobulinemia trial would not support the development of IMO-8400 for these indications as a monotherapy, the very slow enrollment rate in DLBCL and our commercial assessment.  No patients are currently enrolled in the trial of IMO-8400 in DLBCL, and we will not enroll any additional patients in that trial.  We plan to finish treating patients in the trial of IMO-8400 in Waldenström’s macroglobulinemia but enrollment of new patients has been suspended.  In these trials under our B-cell lymphoma program, IMO-8400 was generally well tolerated at all dose levels evaluated, with only one treatment-related discontinuation due to adverse events and no dose reductions.  The treatment-related discontinuation involved a single patient who experienced a serious adverse event that was possibly related to IMO-8400.

Cash Position and Funding Requirements

We had cash, cash equivalents and investments of approximately $64.1 million as of June 30, 2016.

We believe that the net proceeds from the proposed offering for which we filed a preliminary prospectus supplement on October 5, 2016, together with our existing cash, cash equivalents and investments, will enable us to fund our operations into the first quarter of 2018.  We intend to use the net proceeds to us from the offering, together with our existing cash, cash equivalents and investments, to advance the development of IMO-2125 in our immuno-oncology program, the development of IMO-8400 in rare diseases and the development of our 3GA platform and for working capital and other general corporate purposes.

This expected use of net proceeds represents our intentions based upon our current plans and business conditions. Our actual expenditures may vary significantly depending on a number of factors, including the status of and results from nonclinical and clinical trials of our drug candidates and the clinical trials that regulatory authorities require us to perform in order to obtain market approval.

We believe that our available funds following the offering will be sufficient to enable us to:

•                  participate in an FDA End-of-Phase 1 meeting to obtain FDA feedback on the regulatory pathway for IMO-2125;

•                  complete our ongoing Phase 1/2 clinical trial of IMO-2125 in combination with ipilimumab or pembrolizumab in anti-PD1 refractory metastatic melanoma;

•                  prepare for the initiation of a pivotal Phase 3 clinical trial of IMO-2125 in combination with a checkpoint inhibitor for the treatment of anti-PD1 refractory metastatic melanoma;

•                  initiate a Phase 1 intra-tumoral monotherapy clinical trial of IMO-2125 in multiple refractory tumor types;

•                  initiate a Phase 2 multi-arm clinical trial of IMO-2125 in combination with a checkpoint inhibitor in multiple refractory tumor types;

•                  complete our ongoing Phase 2 clinical trial of IMO-8400 in patients with dermatomyositis; and

•                  submit an IND and initiate a Phase 1 human clinical proof-of-concept trial for one of our 3GA compounds.

We expect that we will need to raise additional funds in order to conduct any other clinical development of our TLR drug candidates or to conduct any other development of our 3GA technology.  However, we may not consummate the offering.  If we do not consummate the offering, we expect that our available funds would not be sufficient to allow us to conduct all of the planned activities described above.